UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Security Bank Corporation

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SECURITY BANK CORPORATION

March 30, 2005

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders to be held on April 28, 2005, in Macon, Georgia, at the time and place shown in the attached notice. In addition to considering the matters described in the proxy statement, we will review for you our 2004 business results and discuss other matters of interest to our shareholders.

We hope you can attend the meeting in person, but even if you plan to do so, we encourage you to vote your shares ahead of time by using the enclosed proxy card. This will ensure that your SBKC stock will be represented at the meeting. If you attend the meeting and prefer to vote in person, you may do so. The attached proxy statement explains more about proxy voting. Please read it carefully.

We are enclosing in this package a copy of our 2004 Annual Report for your review. We look forward to seeing you at our annual meeting on April 28, 2005.

Sincerely,

Robert C. Ham Chairman of the Board

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF

SECURITY BANK CORPORATION

DATE:	April 28, 2005

TIME:	6:00 p.m.

PLACE:	Idle Hour Country Club 251 Idle Hour Drive Macon, Georgia

MATTERS TO BE VOTED ON:

PROPOSAL I:	Election of six directors.

PROPOSAL II:	Approval of Amendment to the Articles of Incorporation of Security Bank Corporation to increase the number of authorized shares from ten million shares to twenty-five million shares.

Any other matters that may be properly brought before the meeting.

Only shareholders of record at the close of business on March 18, 2005 may vote at the meeting.

Your vote is important. Please complete, sign, date, and return your proxy card promptly in the enclosed envelope.

By Order of The Board of Directors,

Macon, Georgia March 30, 2005	Jackie H. Miller Secretary

Security Bank Corporation

4219 Forsyth Road

P. O. Box 4748

Macon, Georgia 31210

(478) 722-6200

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 28, 2005

This proxy statement is furnished to the shareholders of Security Bank Corporation in connection with the solicitation of proxies by our Board of Directors to be voted at the 2005 Annual Meeting of Shareholders and at any adjournments thereof (the “Annual Meeting”). The Annual Meeting will be held on April 28, 2005 at Idle Hour Country Club, 251 Idle Hour Drive, Macon, Georgia at 6:00 p.m.

The approximate date on which this proxy statement and the accompanying proxy card are first being sent or given to shareholders is March 30, 2005.

As used in this proxy statement, the terms SBKC, Company, we, our and us all refer to Security Bank Corporation and its subsidiaries.

VOTING

GENERAL

The securities that can be voted at the Annual Meeting consist of SBKC’s $1.00 par value common stock (“SBKC stock”) with each share entitling its owner to one vote on each matter submitted to the shareholders. The record date for determining the holders of SBKC stock who are entitled to notice of and to vote at the Annual Meeting is March 18, 2005. On February 10, 2005, 5,820,343 shares of SBKC stock were outstanding and eligible to be voted.

QUORUM AND VOTE REQUIRED

The presence, in person or by proxy, of a majority of the outstanding shares of SBKC stock is necessary to constitute a quorum at the Annual Meeting. In determining whether a quorum exists at the Annual Meeting for purposes of all matters to be voted on, all votes “for” or “against” as well as all abstentions (including votes to withhold authority to vote) will be counted.

In voting for the proposal to elect six directors (Proposal I), you may vote in favor of all nominees or withhold your votes as to all or as to specific nominees. The vote required to approve Proposal I is governed by Georgia law and is a plurality of the votes cast by the holders of shares entitled to vote, provided a quorum is present. Votes withheld and broker non-votes will not be counted and will have no effect.

In voting for the proposal to approve the Amendment to the Articles of Incorporation of Security Bank Corporation (Proposal II), you may vote in favor of or against the proposal or you may abstain from voting. The vote required to approve this proposal is governed by the Articles of Incorporation of SBKC. The affirmative vote of the holders of two-thirds of all classes of stock entitled to vote in the election of directors is required to approve the Amendment to the Articles of Incorporation of Security Bank Corporation. Abstentions and broker non-votes will not be considered to be either affirmative or negative votes.

Any other matter that may be submitted to shareholders will be determined by a majority of the votes cast at the meeting. Votes withheld and broker non-votes will not be counted and will have no effect.

Our SBKC directors and executive officers hold 1,075,840 shares of SBKC stock, or approximately 18.48% of all outstanding stock, and we believe that all of those shares will be voted in favor of all proposals.

PROXIES

All properly executed proxy cards delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. In voting by proxy with regard to the election of directors, you may vote in favor of all nominees, withhold your votes as to all nominees or withhold your votes as to specific nominees. In voting by proxy with regard to the proposal to approve the stock option plan, you may vote for or against the proposal or abstain from voting. You should specify your choices on the proxy card. IF NO SPECIFIC INSTRUCTIONS ARE GIVEN WITH REGARD TO THE MATTERS TO BE VOTED UPON, THE SHARES REPRESENTED BY A SIGNED PROXY CARD WILL BE VOTED “FOR” THE PROPOSALS LISTED ON THE PROXY CARD. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters according to their judgment.

All proxy cards delivered pursuant to this solicitation are revocable at any time before they are voted by giving written notice to Ms. Jackie H. Miller, Secretary of the Board of Directors, Security Bank Corporation, P.O. Box 4748, Macon, Georgia 31208, by delivering a later dated proxy card, or by voting in person at the Annual Meeting.

We will pay all expenses incurred in the solicitation of proxies. Such costs include charges by brokers, fiduciaries and custodians for forwarding proxy materials to beneficial owners of stock held in their names. Regan & Associates, Inc., as our agent, will assist in soliciting proxies on a fee basis including out-of-pocket costs. Solicitation also may take place by mail, telephone and personal contact by our directors and executive officers without additional compensation.

PROPOSAL I—ELECTION OF DIRECTORS

Our Board of Directors consists of sixteen members, thirteen of whom are non-employee directors. The employee directors are our President and Chief Executive Officer, H. Averett Walker, John Ramsey, Chairman and CEO of Fairfield Financial Services, Inc., and the President and Chief Executive Officer of Security Bank of Jones County, Thad G. Childs, Jr. Our articles of incorporation provide that the board shall be divided into three classes, as nearly equal in number as possible, and that the board shall consist of not less than five members and not more than twenty-five members, with the exact number to be fixed from time to time by the board or the shareholders. The term of office of one of the classes of directors expires each year, and a new class of directors is elected each year by the shareholders for a term of three years and until their successors are elected and qualified. The Board of Directors set the number of board members at sixteen at its June 2003 meeting. During the May 2004 meeting, the Board of Directors approved the 2004-2005 Board members.

The Board has nominated the following persons, each of whom is currently a director, for submission to the shareholders for election to a three-year term expiring at the 2008 meeting:

Edward M. Beckham II

Alford C. Bridges

Thad G. Childs, Jr.

John W. Ramsey

Robert M. Stalnaker

Richard W. White, Jr.

Each of the nominees has consented to serve if elected. If any nominee is unavailable to serve for any reason, the board may designate a substitute nominee (in which event the persons named as proxies will vote the shares represented by all valid proxy cards for the election of such substitute nominee), allow the vacancy to remain open until a suitable candidate is located, or reduce the number of directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO ELECT THE SIX NOMINEES NAMED ABOVE.

DESCRIPTION OF BUSINESS

General

Security Bank Corporation (“SBKC”) is a Georgia corporation formed to act as a bank holding company for Security Bank of Bibb County (“SB-Bibb”) under the Federal Bank Holding Company Act of 1956, as amended, and the bank holding company laws of Georgia. SBKC was incorporated on February 10, 1994 at the instruction of management of SB-Bibb. At a special meeting of the shareholders of SB-Bibb on August 2, 1994, the shareholders of SB-Bibb voted in favor of a plan of reorganization and agreement of merger pursuant to which SB-Bibb became a wholly-owned subsidiary of SBKC. The reorganization was effective on September 30, 1994, as a result of which the shares of common stock of SB-Bibb then issued and outstanding were converted into shares of the common stock of SBKC. SB-Bibb has operated as a wholly-owned subsidiary of SBKC since that time, although the functions and business of SB-Bibb, its Board of Directors, staff and physical office locations underwent no changes as a result of the reorganization.

On August 8, 1998, SBKC acquired a 100 percent interest in Crossroads Bancshares, Inc., the parent holding company of Security Bank of Houston County (formerly Crossroads Bank of Georgia) (“SB-Houston”) in Perry and Warner Robins, Georgia. The two companies merged in a pooling of interests stock swap transaction and, accordingly, all prior financial information shown below has been restated as if this business combination had always existed. The parent company of SB-Houston was subsequently dissolved. SB-Houston now operates as a wholly-owned subsidiary of SBKC.

On July 31, 2000, SB-Bibb purchased the assets of Group Financial Southeast (d/b/a Fairfield Financial) in a business combination accounted for as a purchase. The assets were placed in a newly formed subsidiary of SB-Bibb incorporated as Fairfield Financial Services, Inc. (“Fairfield”). The purchase transaction involved a combination of SBKC stock and cash consideration. Fairfield is a well-established real estate mortgage lending company with a number of production locations throughout Georgia and the Southeast, including offices in Macon, Columbus, Warner Robins, Richmond Hill, Stockbridge, Fayetteville and St. Simons Island. The Company functions as a subsidiary of SB-Bibb.

On May 29, 2003, SBKC completed its merger with Bank of Gray, Gray, Georgia. The merger involved a combination of SBKC stock and cash consideration. The new wholly-owned subsidiary of SBKC now operates as Security Bank of Jones County.

On June 3, 2003, the Company changed its name from SNB Bancshares, Inc. to Security Bank Corporation. In connection with this name change, the Nasdaq Stock Market symbol was changed to SBKC.

History and Business of the Subsidiaries

Substantially all of the business of SBKC is conducted through its three subsidiary banks. A brief description of each Bank’s history and business operations is discussed below.

SB-BIBB

SB-Bibb is a state-chartered bank which engages in the commercial banking business primarily in Bibb County, Georgia. SB-Bibb commenced operations on November 4, 1988. The Bank now operates seven full-service and one limited-service banking offices in Macon, Georgia. In addition, SB-Bibb opened a full-service banking office in Brunswick, Glynn County, Georgia (SB-Glynn) on February 3, 2003. On March 1, 1999, the Bank converted its banking charter from a national to a state charter and changed its name from Security National Bank to Security Bank of Bibb County.

The Bank offers a full range of deposit products, lending services (including a specialized mortgage division), internet banking, automated teller machines, safe deposit boxes, credit cards, night depositories and other services for the convenience of its customers. No trust services are currently offered. The Bank provides its own data processing services.

With its purchase of Fairfield during 2000, SB-Bibb expanded its mortgage division to include a number of production locations throughout Georgia and the Southeast.

As of December 31, 2004, SB-Bibb had total assets of $601.8 million, total deposits of $458.5 million and total stockholders’ equity of $63.8 million. Net income amounted to $7.2 million for the year ended December 31, 2004.

SB-HOUSTON

SB-Houston commenced operation in 1987 as a state-chartered bank in Perry, Houston County, Georgia. The Bank currently operates four full-service facilities in Houston County, having added two full-service branches in Warner Robins, Georgia. SB-Houston’s main office is located at 1208 Washington Street, Perry, Georgia. The Bank established its fourth full-service office during the first quarter of 2000. This office is located on Houston Lake Road in Warner Robins.

SB-Houston operates a full-service commercial banking business and provides a wide range of banking services, including checking and savings accounts, a broad range of certificates of deposit, agricultural, consumer, commercial and real estate loans, internet banking, safe deposit boxes, credit cards, night depositories and 24-hour automated teller machines. SB-Houston’s customers reside mainly in the Houston County area. No trust services are currently offered. Data services are provided by SB-Bibb.

As of December 31, 2004, SB-Houston had total assets of $213.5 million, total deposits of $178.0 million, and stockholders’ equity of $16.6 million. Net income for the year ended December 31, 2004 totaled $2.9 million.

SB-JONES

SB-Jones (formerly Bank of Gray) was chartered on August 23, 2003, as a state-chartered bank in Gray, Jones County, Georgia. The bank’s main office is located on West Clinton Street.

The bank operates a full-service commercial banking business and provides a wide range of banking services, including checking and savings accounts, a broad range of certificates of deposit, and agricultural, consumer, commercial and real estate loans, safe deposit boxes, credit cards, night depositories and 24-hour automated teller machines. The bank’s customers reside mainly in the Jones County area. No trust services are currently offered. Data services are provided by SB-Bibb.

As of December 31, 2004, the bank had total assets of $263.4 million and total deposits of $206.9 million, and shareholders’ equity of $43.2 million. Net income for the year ending December 31, 2004 was $4.6 million.

Market Area

SBKC primarily serves the residents of Bibb, Houston, Jones and Glynn Counties, with estimated populations of 156,000, 121,000, 25,000 and 70,000, respectively, as of 2004. SBKC also conducts business to a lesser extent in the surrounding counties of Monroe, Twiggs, Crawford, Peach and Wilkinson. The loan portfolio is concentrated in various commercial, real estate and consumer loans to individuals and entities located in middle Georgia, and the ultimate collectibility of the loans and future growth of the Company are largely dependent upon economic conditions in the middle Georgia area. The Company’s agricultural loans are negligible. The economy of the middle Georgia area has been generally favorable in recent years, although population growth has been moderate. Robins Air Force Base, located in Houston County, is a major employer in the area, which has survived national base closure mandates and expanded in size in recent years.

The acquisition of Fairfield during 2000 brought a number of well established mortgage production offices to SB-Bibb. Fairfield is primarily engaged in residential real estate mortgage lending in the State of Georgia.

Neither the Company nor its subsidiaries generate a material amount of revenue from foreign countries, nor does either have material long-lived assets, customer relationships, mortgages or servicing rights, deferred policy acquisition costs, or deferred tax assets in foreign countries. Thus, the Company has no significant risks attributable to foreign operations.

Competition

The financial services industry in the middle Georgia area is highly competitive. SBKC’s subsidiary banks compete actively with national and state chartered banks, savings and loan associations and credit unions for loans and deposits. In addition, the Banks compete with other financial service institutions, including brokers and dealers, insurance companies and finance companies, all of which actively engage in marketing various types of loans, deposits and other services. Management believes that competitive pricing and personalized service will provide it with a method to compete effectively in the middle Georgia area.

Employees

As of December 31, 2004, the Company had 311 employees on a full-time equivalent basis. SBKC considers its relationship with its employees to be excellent.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

SBKC common stock is quoted on the NASDAQ Stock Market under the symbol “SBKC.” Prior to December 1, 1997, SBKC common stock was not traded on any public market or exchange, although certain brokerage firms made a market for its common stock. The following table sets forth the high, low and close sale prices per share of the common stock as reported on the NASDAQ Stock Market, and the dividends declared per share for the periods indicated.

Year Ended December 31, 2004	High	Low	Close	Dividend Per Share
Fourth Quarter	$43.30	$33.95	$40.00	$0.11
Third Quarter	$36.00	$31.24	$35.00	$0.11
Second Quarter	$35.54	$28.68	$34.60	$0.11
First Quarter	$32.01	$29.06	$30.00	$0.11

Year Ended December 31, 2003	High	Low	Close	Dividend Per Share
Fourth Quarter	$34.00	$29.50	$31.51	$0.10
Third Quarter	$35.99	$28.90	$29.50	$0.10
Second Quarter	$36.18	$27.10	$34.63	$0.10
First Quarter	$29.00	$24.25	$28.54	$0.10

As of February 10, 2005 the Company had approximately 721 shareholders of record plus approximately 978 shareholders in street name.

Biographies of Director Nominees, Directors and Executive Officers

The following information is set forth with respect to the six nominees for election as directors of SBKC and for the other persons who currently serve on the Board of Directors of SBKC. There are no family relationships among any directors and executive officers of SBKC. Larry C. Walker is a director of Life of the South Insurance Company; otherwise, there are no nominees or directors who are members of any other Board of Directors of any company with a class of securities registered with the Securities and Exchange Commission pursuant to Section 12 of the Securities and Exchange Act of 1934, as amended, or any company which is subject to the requirements of Section 15(d) of that Act, or any company registered with the Securities and Exchange Commission as an investment company under the Investment Company Act of 1940, as amended.

During the previous five years, no director or executive officer was the subject of a legal proceeding (as defined below) that is material to an evaluation of the ability or integrity of any director or executive officer. A “legal proceeding” includes: (a) any bankruptcy petition filed by or against any business of which such person was a general partner or executive prior to that time; (b) any conviction in a criminal proceeding or subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (c) any order, judgment, or decree of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and (d) any finding by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission of a violation of a federal or state securities or commodities law (such finding having not been reversed, suspended or vacated).

NOMINEES

EDWARD M. BECKHAM, II, age 66, is a partner in Beckham Bros. Distribution, a BP Oil distributor that supplies petroleum products to wholesale and retail customers in the middle Georgia area. He is also a partner in Beckham Bros., which is a real estate and agricultural company. He is Vice-Chairman of the SBKC board of directors and has served as a director of the company since August 1998. He has also been a director of Security Bank of Houston County, the Company’s subsidiary bank in Perry and Warner Robins, Georgia since its founding.

ALFORD C. BRIDGES, age 66, is President and Chief Executive Officer of Whiteway Development Corporation d/b/a Appling Brothers, a grading, paving and construction company in Macon, Georgia. Mr. Bridges has served as a director of SBKC and Security Bank of Bibb County, SBKC’s subsidiary bank in Macon, Georgia, since the founding of both companies.

THAD G. CHILDS, JR., age 58, has served as President and Chief Executive Officer of Security Bank of Jones County since the completion of the merger between Bank of Gray and SBKC in June 2003. He served as President and Chief Executive Officer of the Bank of Gray from January 1987 through May 2003. His banking career also includes nine years with Trust Company Bank of Middle Georgia. He has been a director of SBKC since June 2003, as well as a director of the Bank of Gray from 1986 through May 2003.

JOHN W. RAMSEY, age 61, is Chairman and CEO of Fairfield Financial Services, Inc., a wholly owned mortgage subsidiary of Security Bank of Bibb County. Prior to joining the Bank, he was CEO of Group Financial Southeast d/b/a Fairfield Financial Associates. Mr. Ramsey is President and owner of Rams Four Ltd., a real estate holdings company that owns The Pines of Gray. Mr. Ramsey owns Rams Head Ltd., a Subchapter S corporation that owns Group Financial Southeast (“GFSE”) and various other real estate holdings. He also owns Laurel Island Country Club Ltd., which has real estate developments in Kingsland, Georgia. He has been a director of both SBKC and Security Bank of Bibb County since July 2000.

ROBERT M. STALNAKER, age 55, is former co-owner and President of Stalnaker Plastics, Inc., a manufacturing company in Warner Robins, Georgia. He has been a director of SBKC since August 1998, and a director of Security Bank of Houston County since 1996.

RICHARD W. WHITE, JR., age 51, is President and part owner of White Brothers Warehouse, Inc., a wholesale distributor of auto parts in Macon, Georgia. He has been a director of SBKC and Security Bank of Bibb County since the founding of both companies.

CONTINUING DIRECTORS—TERMS EXPIRING IN 2006:

FRANK H. CHILDS, JR., age 56, is a partner in the Groover & Childs law firm. Mr. Childs is also the County Attorney for Jones County. He was a director of the Bank of Gray from 1980 until its merger with SBKC and has been a director of SBKC since the merger.

ROBERT C. HAM, age 75, has been the Chairman of the Board of Directors of SBKC and Security Bank of Bibb County since the inception of both companies. He is the past President and Chief Executive Officer of SBKC and Security Bank of Bibb County. Mr. Ham organized the founding group who chartered Security Bank of Bibb County in 1988. From June 1999 to August 2003, Mr. Ham was employed with Morgan Stanley Dean Witter as a financial advisor.

ROBERT T. MULLIS, age 62, holds ownership interests in various businesses and in real estate holdings. Mr. Mullis has been a director of SBKC and Security Bank of Bibb County since the founding of both companies.

H. CULLEN TALTON, JR., age 72, is the sheriff of Houston County, Georgia and a real estate developer. He has been a director of SBKC since August 1998 and a director of Security Bank of Houston County since its founding.

JOE E. TIMBERLAKE, III, age 64, is the retired President of Timberlake Grocery Company in Macon, Georgia. He is also the treasurer of Flintlake, Inc., a managing partner in Timberlands Partnership and Timberlake LLP, and a director of several other private companies. He has been a director of SBKC and Security Bank of Bibb County since the founding of both companies.

CONTINUING DIRECTORS—TERMS EXPIRING IN 2007:

BENJAMIN W. GRIFFITH, III, age 51, is President and owner of Southern Pine Plantations, Inc., a Macon based real estate development and timberland company. Mr. Griffith also holds ownership interests in various other timber, mining and real estate investments in the southeast. He has been a director of SBKC and Security Bank of Bibb County since the founding of both companies.

RUTHIE G. McMICHAEL, age 52, has been a teacher in Jones County Public Schools for 24 years. Mrs. McMichael is the Media Specialist at Clifton Ridge Middle School. She has been a director of SBKC since June, 2003 and a director of Security Bank of Jones County since 1999.

BEN G. PORTER, age 71, is Chairman of Filmworks USA, a company that conducts antiques sales and other events at Lakewood Fairgrounds in Atlanta and Buford, Georgia, and operates Lakewood Antiques Gallery in Sandy Springs, Georgia. He is the retired President of Charter Medical International and Senior Vice President of Charter Medical Corporation and the former owner of Piedmont Communications Corporation. He has been a director of SBKC and Security Bank of Bibb County since 1996.

H. AVERETT WALKER, age 51, has served as President and Chief Executive Officer of SBKC and Security Bank of Bibb County since January 1997. He served as President and Chief Operating Officer of both entities from January 1996 through December 1996. His banking career includes over two years with Bank South as Middle Georgia Regional President in Macon, and ten years with NationsBank, now Bank of America, including positions as Regional President in Albany/Moultrie and President in LaGrange. He has been a director of SBKC and Security Bank of Bibb County since 1996.

LARRY C. WALKER, age 62, has been the Georgia State Representative for the 115th District (Houston County) since 1973. Mr. Walker is an attorney with the firm of Walker, Hulbert, Gray, Byrd & Christy, LLC in

Perry, Houston County, Georgia. He has been a director of SBKC since August 1998 and a director of Security Bank of Houston County since its founding.

EXECUTIVE OFFICERS

RICHARD A. COLLINSWORTH, age 55, served as Executive Vice President of SBKC and Security Bank of Bibb County since January 1996 and now serves as President of Security Bank of Bibb County. Prior to joining the Company, he was City Commercial Banking Manager for Bank South in Macon in 1995. His thirty-one year banking background includes positions at NationsBank (now Bank of America) in North Carolina and Texas and at Henderson National Bank in Huntsville, Alabama. His responsibilities have included commercial lending, credit administration, marketing, internal reorganizations and product development.

JAMES R. McLEMORE, age 45, has served as Senior Vice-President and Chief Financial Officer of SBKC and Security Bank of Bibb County since December 2002. Mr. McLemore served as Executive Vice-President and Chief Financial Officer of TIB The Independent Bankers Bank in Dallas, Texas from December 2000 to November 2002. From August 1998 to November 2000, he served as Senior Vice-President and Chief Financial Officer of IBERIABANK Corporation in Lafayette, Louisiana. From September 1998 to August 1999, he served as an accountant with the U.S. Securities and Exchange Commission in Washington, D.C. Mr. McLemore is a Certified Public Accountant (CPA) and a Charter Financial Analyst (CFA).

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors of SBKC conducts regular meetings, generally on a monthly basis. The Board of Directors met 14 times during 2004. Each director of SBKC attended at least 75% of the meetings of the full board of directors and of the committees on which he or she serves.

Board Committees

The Company has established various joint committees, comprised of members of the board of directors as well as several board members from each of the three subsidiary banks, to conduct and coordinate the Company’s business. These joint committees oversee personnel, audit, investment, data processing, risk management, marketing and building programs.

Audit Committee

The SBKC Audit Committee is responsible for overseeing audit functions, development and implementation of a written audit policy, review of federal and state examinations, evaluation of internal controls and overseeing compliance with all audits and examinations required by law. The Audit Committee is comprised entirely of independent members, as defined by Nasdaq Stock Market rules. SBKC board members Beckham, Timberlake, White, F. Childs and Bridges served on the Audit Committee during 2004.

The Audit Committee held four meetings during 2004. The SBKC Board of Directors has adopted a written charter for the Audit Committee, which is reviewed and assessed for adequacy on an annual basis. The charter was not amended in the last year, a copy of which was included in last year’s proxy statement as Appendix A. The Audit Committee does not have a financial expert as defined under Section 407 of the Sarbanes Oxley Act of 2002. Four members of the Audit Committee have owned and managed sizeable and complex businesses. The Board of Directors believes their financial acumen is very strong and therefore an Audit Committee financial expert, as defined, is not necessary for there to be a satisfactory discharge of the Audit Committee’s responsibilities to the Board of Directors and the company’s shareholders.

Audit Committee Report

The SBKC Audit Committee is comprised entirely of independent members, as defined by the National Association of Securities Dealers, Inc. (“NASD”). SBKC’s Common Stock is traded on The Nasdaq Stock Market, Inc., which is a subsidiary of NASD. The Audit Committee recommends to the Board of Directors the independent accountants to be selected as SBKC’s auditors and reviews the audit plan, financial statements and audit results. The Audit Committee also reviews the internal audit reports of SBKC’s affiliates and reviews comments from the affiliates as to exceptions noted in the reports. SBKC Director Beckham serves as chairman of the Audit Committee. In addition to the meetings of the full committee, Chairman Beckham, representing the entire committee as authorized by the committee charter, reviewed the interim financial statements and discussed them with the senior partner of the audit firm prior to the filing of SBKC’s quarterly reports on Form 10Q.

During fiscal year 2004, SBKC retained its principal auditor, McNair, McLemore, Middlebrooks & Co., LLP, to provide audit and non-audit services. The Audit Committee has considered whether the provision of non-audit services by SBKC’s principal auditor is compatible with maintaining auditor independence. James R. McLemore, Chief Financial Officer of SBKC, is not affiliated with McNair, McLemore, Middlebrooks & Co, LLP or related to any of its members.

The Audit Committee has reviewed and discussed the audited financial statements as of and for the year ended December 31, 2004 with management. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61 (Codification of Statements on Auditing Standards, AU § 380), Communication with Audit Committees, as amended. The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as amended, and has discussed with the independent accountants their independence. Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in SBKC’s Annual Report on Form 10-K for filing with the Commission. Submitted by the members of the Audit Committee:

Edward M. Beckham, II

Alford C. Bridges

Joe E. Timberlake, III

Richard W. White, Jr.

Frank H. Childs, Jr.

Compensation Committee

SBKC has a Compensation Committee that serves to establish compensation for executive officers and key management positions, review the selection and hiring of key officers, oversee the administration of employee benefit programs, and set guidelines for compensation for all employees. The SBKC Compensation Committee also serves to coordinate compensation policies for all entities in the Company. Due to its corporate oversight functions, representatives from both subsidiary banks serve on this committee. SBKC board members who served on the Compensation Committee in 2004 were Larry Walker, Chairman, Ben G. Porter, Edward M. Beckham, II, Benjamin W. Griffith, III, Frank H. Childs, Jr., and Robert T. Mullis, all of which are independent directors as defined by Nasdaq Stock Market Rules. Four committee meetings were held in 2004.

Compensation Committee Report

Decisions with respect to the compensation of the Company’s executive officers are made by the SBKC Compensation Committee (the “Committee”), with input and participation from directors from all of the bank boards. All Committee members listed above are non-employee members. The decisions of the Committee are reviewed by the full boards of SBKC and the subsidiary banks. The following report outlines the policies used in determining the salaries of H. Averett Walker as CEO and the executive officers as a group.

General Compensation Policies. The Company has a formal performance appraisal process for executive management. The objective of the appraisal process is to align actions of executive officers with the enhancement of shareholder value. The process to determine the base salary level for CEO H. Averett Walker involves an annual review form that includes ratings on key areas: (a) performance against annual short-term objectives (set at the beginning of each year) (b) performance against long-term strategic objectives, (c) business conduct and integrity, (d) competence in meeting the Company’s current needs, (e) leadership and team-building abilities (f) community and industry standing and involvement, and (g) quality of relationship with board members. Other executive officers are reviewed based on specific job standards and achievement of pre-determined strategic goals. Executive officers also participate in the Annual Cash Incentive Plans of their respective banks and are eligible to participate in the 401(k) Savings Incentive and Profit Sharing Plan. The executive officers are also eligible for stock option grants from established Company stock option plans.

Submitted by:	Edward M. Beckham, II Frank H. Childs, Jr. Benjamin W. Griffith, III Robert T. Mullis Ben G. Porter Larry Walker

Compensation Committee Interlocks and Insider Participation. None of those individuals was, during the fiscal year, an officer or employee of the Company or any of its subsidiaries, or was formerly an officer of the Company or any of its subsidiaries, or had any other relationship requiring disclosure by the Company pursuant to the provisions of Regulation S-K, Item 404. No executive officer of any other entity served on the Company’s Compensation Committee.

Nominating Committee

The Company has no formal nominating committee nor written charter. In lieu of a nominating committee, the Board has addressed by resolution the nomination process and established that only independent board members (as defined by Nasdaq rules) may recommend and vote on a slate of director nominees to be put forth to a vote by the Company’s shareholders. The Company does not currently have a policy or process for identifying and evaluating nominees other than the qualification requirements set forth by the Georgia Department of Banking and Finance. The Board does not currently have a policy with regard to the consideration of any director candidates recommended by security holders. The Board has determined that in view of the Company’s relative size and shareholder base such a policy has been unnecessary in the past, although it will continue to evaluate the appropriateness of developing such a policy in the coming year. Each nominee has been recommended for inclusion on the Company’s proxy card by the unanimous vote of the independent members of the Board of Directors.

Director Compensation

Directors of SBKC receive $750.00 per month for each regularly scheduled meeting of the board of directors attended by the director. Directors are not paid for special meetings of the board of directors, or for any regularly scheduled meetings of the board of directors not attended. Directors are not paid for their service on committees established by the board of directors of SBKC. Directors Emeritus who serve for periods not to exceed five years, are paid $750.00 per month without regard to attendance at meetings, although such honorary directors are expected to be active participants in the development of business for SBKC. In 2004, SBKC paid a total of $245,400 as directors’ fees, including fees paid to Directors Emeritus. Directors of SBKC who are also members of the board of directors of Security Bank of Bibb County, Security Bank of Houston County or Security Bank of Jones County are compensated for their service in those capacities in accordance with policies established by those entities.

Security Ownership of SBKC

As of February 10, 2005, no person was known to management of SBKC to beneficially own more than five percent (5%) of any class or series of SBKC common stock.

Certain Relationships and Related Transactions

SBKC has had, and expects to have in the future, banking transactions in the ordinary course of its business with some of its subsidiaries, directors and executive officers and their associates. As of December 31, 2004 their indebtedness was in the aggregate amount of $35.3 million. All loans included in those transactions were made on substantially the same terms, including interest rate, repayment terms and collateral, as those prevailing at the time the loans were made for comparable transactions with other persons, and those loans do not involve more than the normal risk of collectibility or present other unfavorable features.

Fairfield Financial leasing office space for its field offices in various Georgia cities from Director Ramsey or his affiliated companies. Payments for these lease arrangements totaled $76,800 in 2004 and $76,950 in 2003.

DIRECTORS AND EXECUTIVE OFFICERS

Director Nominees

Name and Address	Position(s) Held	Year First Elected Director	Shares of Common Stock Beneficially owned Number of Shares Owned (1) and Percent of Class (2)

Edward M. Beckham 1102 Beckham Circle Perry, Georgia 31069	Director, SBKC and Security Bank of Houston County	1998	38,000 0.65%

Alford C. Bridges P. O. Box 604 Gray, Georgia 31032	Director, SBKC and Security Bank of Bibb County	1994	51,200 0.88%

Thad G. Childs, Jr. 122 Lakeside Drive Gray, Georgia 31032	Director, SBKC and Security Bank of Jones County; CEO of Security Bank of Jones County	2003	100,544 1.73%

John W. Ramsey 8401 Saxony Drive Macon, Georgia 31220	Director, SBKC; Chairman and CEO of Fairfield Financial Services, Inc.	2000	138,135 2.37	(9) %

Robert M. Stalnaker 974 Highway 247 Kathleen, Georgia 31047	Director, SBKC and Security Bank of Houston County	1998	7,340 0.13	(10) %

Richard W. White 1192 Oakcliff Road Macon, Georgia 31211	Director, SBKC and Security Bank of Bibb County	1994	41,861 0.72	(12) %

Other Current Directors and Executive Officers of Security Bank Corporation

Name and Address	Position(s) Held	Year First Elected Director	Shares of Common Stock Beneficially owned Number of Shares Owned (1) and Percent of Class (2)

Frank H. Childs, Jr. 106 Ocmulgee Springs Dr. Macon, Georgia 31211	Director, SBKC and Security Bank of Jones County	2003	31,420 0.54%

Richard A. Collinsworth 159 Country Club Road Macon, Georgia 31210	Executive Vice-President, SBKC, President of Security Bank of Bibb County		25,700 0.44	(6) %

Name and Address	Position(s) Held	Year First Elected Director	Shares of Common Stock Beneficially owned Number of Shares Owned (1) and Percent of Class (2)

Benjamin W. Griffith, III 6304 Peake Road Macon, Georgia 31210	Director, SBKC and Security Bank of Bibb County	1994	100,515 1.73%

Robert C. Ham 5300 Zebulon Road, #26 Macon, Georgia 31210	Chairman, SBKC and Security Bank of Bibb County	1994	12,425 0.21%

James R. McLemore 4951 Wellington Drive Macon, Georgia 31210	Senior Vice-President and Chief Financial Officer, SBKC and Security Bank of Bibb County		2,700 0.05	(7) %

Ruthie G. McMichael 106 Childs Street Gray, Georgia 31032	Director, SBKC and Security Bank of Jones County	2003	26,286 0.45	(3) %

Robert T. Mullis P. O. Box 6292 Macon, Georgia 31210	Director, SBKC and Security Bank of Bibb County	1994	186,432 3.20	(8) %

Ben G. Porter 687 Rum Creek Road Juliette, Georgia 31046	Director, SBKC and Security Bank of Bibb County	1996	69,750 1.20%

H. Cullen Talton, III P. O. Box 100 Bonaire, Georgia 31005	Director, SBKC and Security Bank of Houston County	1998	16,280 0.28%

Joe E. Timberlake, III 555 N. Rivoli Farms Drive Macon, Georgia 31210	Director, SBKC and Security Bank of Bibb County	1994	103,264 1.77	(11) %

H. Averett Walker 4336 Old Club Road Macon, Georgia 31210	Director, President & CEO, SBKC and Security Bank of Bibb County	1996	68,493 1.18	(4) %

Larry C. Walker P. O. Box 1234 Perry, Georgia 31069	Director, SBKC and Security Bank of Houston County	1998	55,495 0.95	(5) %

All directors and executive officers as a group (18 persons)			1,075,840 18.48%

(1)	This table is based upon information furnished to us by the persons listed above. Included are shares of SBKC stock that may be acquired within 60 days of February 10, 2005 upon the exercise of vested stock options. Unless otherwise indicated, the persons listed in the tables have sole voting and investment power with regard to the shares shown as owned by such persons.
(2)	Calculated on a basis of 5,820,343 shares outstanding. There are 20,142 options exercisable within 60 days of February 10, 2005.
(3)	Includes 1,050 shares held by Mrs. McMichael’s husband, Samuel P. McMichael.
(4)	Includes 11,376 shares subject to presently exercisable options and 2,000 shares of restricted stock, of which 800 shares are currently vested.

(5)	Includes 320 shares held by Mr. Walker’s wife and 38,425 shares titled in the name of David G. Walker and Lawrence C. Walker, Jr., Co-Trustees of the Lawrence C. Walker, Sr. Trust, all which Mr. Walker holds beneficial ownership.
(6)	Includes 7,100 shares subject to presently exercisable options and 1,150 shares of restricted stock of which 460 shares are currently vested
(7)	Includes 1,666 shares subject to presently exercisable options.
(8)	Includes 113,989 shares held by an affiliated corporation; 7,286 shares held jointly with Michael C. Griffin; and 59,057 shares for which Mr. Mullis holds a power of attorney. Mr. Mullis disclaims beneficial ownership for the shares held jointly with Mr. Griffin and the shares for which he holds a power of attorney.
(9)	Includes 79,860 shares held in the name of GFSE.
(10)	Includes 870 shares held by Mr. Stalnaker’s wife, Patsy T. Stalnaker.
(11)	Includes 12,133 shares held by Mr. Timberlake as trustee for revocable family trusts and 6,701 shares held by a broker as custodian for Mr. Timberlake.
(12)	Includes 15,907 shares held jointly with Mr. White’s wife, Anne M. White.

	Period Ending
Index	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04
Security Bank Corporation	100.00	93.79	108.10	180.11	239.61	308.15
NASDAQ Composite	100.00	60.82	48.16	33.11	49.93	54.49
SNL Southeast Bank Index	100.00	100.41	125.09	138.18	173.52	205.78

Executive Compensation for SBKC

The table below sets forth information concerning compensation paid to the CEO and four most highly compensated executive officers of SBKC (“Named Executive Officers”) for services rendered to SBKC and its subsidiaries as of December 31, 2004, whose total annual base salary and bonus for 2004 exceeded $100,000.00.

	Annual Compensation							Long Term Compensation
								Awards		Payouts
Name and Position	Year	Salary ($) (1)		Bonus ($) (2)		Other Annual Compensation (3)		Restricted Stock Awards (4)	Securities Underlying Options # (5)	All Other Compensation $ (6)
H. Averett Walker President, Chief Executive Officer & Director of SBKC and Security Bank of Bibb County	2004 2003 2002	$ $ $	232,500 190,000 173,657	$ $ $	85,048 67,430 52,485	$ $ $	24,859 18,940 12,900	$12,604 — —	42,500 — 42,500	$ $ $	16,881 19,363 15,434

Richard A. Collinsworth Executive Vice President of SBKC and President of Security Bank of Bibb County	2004 2003 2002	$ $ $	165,000 150,000 140,000	$ $ $	51,758 50,363 40,213	$ $	17,663 12,740 —	$7,247 — —	28,000 — 24,000	$ $ $	16,881 13,780 12,961

John W. Ramsey Chairman & CEO of Fairfield Financial Services, Inc. and Director of SBKC and Security Bank of Bibb County	2004 2003 2002	$ $ $	108,320 130,000 126,800		— — —	$ $	22,050 18,690 —	— — —	— 0 0	$ $ $	22,003 15,403 15,614

James R. McLemore Senior Vice President and Chief Financial Officers, SBKC and Security Bank of Bibb County	2004 2003	$ $	150,000 140,000	$ $	49,216 44,409	$ $	10,170 10,740	— —	24,000 —		$12,295 —

(1)	Includes amounts deferred at the election of the executive officers into the Company’s 401(k) Savings Incentive and Profit Sharing Plan.
(2)	Accrued amounts earned from the Annual Cash Incentive Bonus Plan. Bonuses are distributed in January of the subsequent calendar year.
(3)	Cash director fees paid to the executive officers by SBKC and/or the subsidiary banks. Other perquisites and personal benefits, in total, do not exceed the lesser of $50,000 or 10% of the salary and bonus for any given executive officer.
(4)	Includes the currently vested shares of restricted stock granted pursuant to the SBKC 2003 Restricted Stock Plan. The restricted shares vest 20% each anniversary date of the grant, January 28, 2003, and the value has been calculated using the marked price of $31.51 as of that date. Mr. Walker was granted a total of 2,000 shares and Mr. Collinsworth a total of 1,150 shares.
(5)	Number of option shares granted during 2004 from the SBKC 2004 Incentive Stock Option Plan.
(6)	Discretionary and matching amounts contributed to the Company’s 401(K) Savings Incentive and Profit Sharing Plan for the executive officers.

Option Grants in Year Ended December 31, 2004

The following table sets forth information with respect to options granted to the Company’s Chief Executive Officer and to any other executive officer of the Company whose total cash compensation exceeded $100,000 for the year ended December 31, 2004

OPTION/SAR GRANTS IN LAST FISCAL YEAR

	Individual Grants
	Number of Securities Underlying Options Granted(1)	Percent of Total Options Granted to Employees in 2004	Exercise Price (per share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
					5%	10%
H. Averett Walker	42,500	19.50%	$31.43	5/1/14	840,062	2,128,881
Richard A. Collinsworth	28,000	12.84%	$31.43	5/1/14	553,452	1,402,557
James R. McLemore	24,000	11.01%	$31.43	5/1/14	474,388	1,202,192

(1)	All options were granted at an exercise price equal to the fair market value of the Common Stock on the date of grant. Such options may not be exercised later than 10 years after the date of grant.
(2)	These amounts represent certain assumed rates of appreciation as set forth by the rules of the SEC. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall market conditions. The amounts reflected in this table may not necessarily be achieved.

CURRENT STOCK OPTION PLANS

The following table summarizes the aggregated values of all options held by each of the Named Executive Officers as of February 10, 2005.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

Name	Shares Acquired on Exercise	Value Realized	Number of Unexercised Options at 02/10/05 (#)		Value of Unexercised In-the-Money Options at 02/10/05 ($) (1)
	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable
H. Averett Walker	18,750	$168,750	11,376	78,264	$240,957	$1,104,406
Richard A. Collinsworth	12,100	$108,900	7,100	48,400	$149,014	$657,956
John W. Ramsey	-0-	-0-	-0-	-0-	-0-	-0-
James R. McLemore	-0-	-0-	1,666	27,334	$27,489	$260,691

(1)	This value is computed by subtracting the option exercise prices from the market price of SBKC common stock on December 31, 2004, which was $40.00 per share, and multiplying that result by the applicable number of shares. Only in-the-money option shares are valued.

Executive Employment Agreements

Walker Agreement. On January 1, 2002, the Company entered into an employment agreement with H. Averett Walker, employing Mr. Walker as President and Chief Executive Officer of SBKC and Security Bank of Bibb County for an initial annual base salary of $173,644 during 2002. The initial term of the agreement is for two years, with annual automatic extensions thereafter unless terminated with a 90-day advance notice from either party. The base salary to be paid to Mr. Walker in future years is to be determined annually by the Board of Directors or a committee thereof. The agreement calls for Mr. Walker’s participation in various employee benefit, option, and bonus plans and other fringe benefits.

If Mr. Walker’s employment is terminated (a) for “cause” (as defined), (b) at his election, or (c) due to death or disability, then all compensation obligations cease at the date of termination. If Mr. Walker’s employment is terminated (a) by the employer without cause, or (b) by the employee for “good reason” (as defined), or (c) upon the employer’s breach of the agreement, then Mr. Walker is entitled to receive his annual salary for a term of one year.

Mr. Walker’s agreement includes “change of control” provisions (as defined), whereby, if a change in control occurs during the term of the agreement and Mr. Walker’s employment is terminated within three years of such change of control, he will be entitled to receive two years of base salary, bonus compensation, insurance benefits and participation in retirement plans. The agreement includes certain restrictions on Mr. Walker concerning nondisclosure of proprietary information, and one-year covenants not to compete or solicit our customers or employees.

Since his employment, Mr. Walker has received grants for 113,750 stock options at various grant prices ranging from $9.00 to $31.43 per share from the Company’s 1996, 1999, 2002 and 2004 incentive stock option plans. The stock options vest on varying dates over five year periods. Upon Mr. Walker’s death or total disability, all stock options granted as of the date of either death or total disability shall remain exercisable. Mr. Walker also received 2,000 restricted shares of stock on January 28, 2003, of which 20% vest each anniversary date of the grant.

Collinsworth Agreement. On January 1, 2002, the Company entered into an employment agreement with Richard A. Collinsworth, employing Mr. Collinsworth as Executive Vice President of SBKC and Security Bank of Bibb County for an initial annual base salary of $140,000 during 2002. The initial term of the agreement is for eighteen months, with annual automatic extensions thereafter unless terminated with a 90-day advance notice from either party. The base salary to be paid to Mr. Collinsworth in future years is to be determined annually by the Chief Executive Officer with board oversight. The agreement calls for Mr. Collinsworth’s participation in various employee benefit, option, and bonus plans and other fringe benefits.

If Mr. Collinsworth’s employment is terminated (a) for “cause” (as defined), (b) at his election, or (c) due to death or disability, then all compensation obligations cease at the date of termination. If Mr. Collinsworth’s employment is terminated (a) by the employer without cause, or (b) by the employee for “good reason” (as defined), or (c) upon the employer’s breach of the agreement, then Mr. Collinsworth is entitled to receive his annual salary for a term of one year.

Mr. Collinsworth’s agreement includes “change of control” provisions (as defined), whereby, if a change in control occurs during the term of the agreement and Mr. Collinsworth’s employment is terminated within two years of such change of control, he will be entitled to receive eighteen months of base salary, bonus compensation, insurance benefits and participation in retirement plans. The agreement includes certain restrictions on Mr. Collinsworth concerning nondisclosure of proprietary information, and one-year covenants not to compete or solicit our customers or employees.

Since his employment, Mr. Collinsworth has received grants for 72,000 stock options at various grant prices ranging from $9.00 to $31.43 per share from the Company’s 1996, 1999, 2002 and 2004 stock option plans. The stock options vest on varying dates over five year periods. Upon Mr. Collinsworth’s death or total disability, all stock options granted as of the date of either death or total disability shall remain exercisable. Mr. Collinsworth also received 1,150 restricted shares of stock on January 28, 2003, of which 20% vest on each anniversary date of the grant.

McLemore Agreement. On December 1, 2002, the Company entered into an employment agreement with James R. McLemore, employing Mr. McLemore as Chief Financial Officer of SBKC and Security Bank of Bibb County for an initial annual base salary of $140,000 per year for the initial term of the Agreement. The initial term of the agreement is for eighteen months, with annual automatic extensions thereafter unless terminated with a 90-day advance notice from either party. The base salary to be paid to Mr. McLemore in future years is to be determined annually by the Board of Directors or a committee thereof. The agreement calls for Mr. McLemore’s participation in various employee benefit, option, and bonus plans and other fringe benefits.

If Mr. McLemore’s employment is terminated (a) for “cause” (as defined), (b) at his election, or (c) due to death or disability, then all compensation obligations cease at the date of termination. If Mr. McLemore’s employment is terminated (a) by the employer without cause, or (b) by the employee for “good reason” (as defined), or (c) upon the employer’s breach of the agreement, then Mr. McLemore is entitled to receive his annual salary for a term of one year.

Mr. McLemore’s agreement includes “change of control” provisions (as defined), whereby, if a change in control occurs during the term of the agreement and Mr. McLemore’s employment is terminated within two years of such change of control, he will be entitled to receive eighteen months of base salary, bonus compensation, insurance benefits and participation in retirement plans. The agreement includes certain restrictions on Mr. McLemore concerning nondisclosure of proprietary information, and one-year covenants not to compete or solicit our customers or employees.

Since his employment, Mr. McLemore has received grants for 29,000 stock options at various grant prices ranging from $23.50 to $31.43 per share from the Company’s 2002 and 2004 stock option plans. The stock options vest on varying dates over five year periods. Upon Mr. McLemore’s death or total disability, all stock options granted as of the date of either death or total disability shall remain exercisable.

Other Change in Control Arrangements. As a result of the July 2000 acquisition of Fairfield Financial Services, Inc. (“Fairfield”) as a wholly owned mortgage subsidiary of Security Bank of Bibb County, SBKC entered into certain contract agreements with Director John W. Ramsey, the Chairman and CEO of Fairfield Financial, and certain other key senior officers of Fairfield Financial who are not designated as Named Executive Officers of SBKC. The other key senior officers are James O. DeWitt, Vice Chairman of Fairfield, and John V. Sheridan, III, President of Fairfield. The contracts generally entitle the individuals to one year’s annual compensation if terminated within one year of a change in control of SBKC. The agreements include certain restrictions concerning disclosure of proprietary information, and two-year covenants not to compete in defined trade territories or solicit our customers or employees.

As a result of the June 2003 merger with Bank of Gray, SBKC entered into an employment agreement with director Thad G. Childs, Jr., the President and CEO of the resulting subsidiary, Security Bank of Jones County, which contains similar change in control and non-compete provisions.

There are no other compensatory plans, employment contracts or change in control arrangements that would result in any payments to officers of SBKC or its subsidiaries as a result of resignation, retirement or any other termination of such individual’s employment with the Company or from a change in control of SBKC or its subsidiary banks.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, certain officers and persons who own more than ten percent of our stock to file with the Securities and Exchange Commission reports of ownership and changes in ownership of the common stock of SBKC held by such persons on Forms 3, 4 and 5. These persons are also required to furnish us with copies of all forms they file under this regulation.

To our knowledge, based solely on our review of copies of such forms received by us, and certain written representations from reporting persons that no other reports were required, we believe that during the year ended December 31, 2003, all Section 16(a) filing requirements applicable to our directors, officers and greater than ten percent beneficial owners were met on a timely basis with the following exceptions: Director Talton filed one Form 4 late reporting one transaction; Director Beckham filed one Form 4 late reporting two transactions; Director Ham filed one Form 4 late reporting one transaction; and Director H. Averett Walker filed one Form 4 late reporting one transaction.

PROPOSAL II—APPROVAL	OF AMENDMENT TO THE ARTICLES OF INCORPORATION OF SECURITY BANK CORPORATION

At its regular meeting on November 16, 2004, our Board of Directors voted to adopt, subject to the approval of the two-thirds of the holders of all classes of stock entitled to vote in the election of directors, an Amendment to the Articles of Incorporation of Security Bank Corporation. The Amendment will increased the authorized shares of common stock of the Company from ten million to twenty-five million. The increase in authorized shares will provide the Company with greater flexibility in implementing certain transactions such as stock splits and acquisitions.

The proposed Amendment would delete current Section 3 and replace it with the following Section 3:

“3. The Corporation shall have the authority to issue 25,000,000 common shares with a par value of $1.00 per share.”

Shareholder Approval Required

The affirmative vote of the holders of two-thirds of all classes of stock entitled to vote in the election of directors is required to approve the Amendment to the Articles of Incorporation of Security Bank Corporation. Abstentions and broker non-votes will not be considered to be either affirmative or negative votes.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE ARTICLES OF INCORPORATION OF SECURITY BANK CORPORATION.

INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors of SBKC has appointed the firm of McNair, McLemore, Middlebrooks & Co., LLP, Macon, Georgia, to continue as independent accountants of SBKC and its subsidiaries for the year ending December 31, 2004. McNair, McLemore, Middlebrooks & Co., LLP has served as independent accountants since our inception and we consider them to be well qualified. Representatives of the CPA firm will be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to answer your questions at that time.

During fiscal years 2003 and 2004, the Company retained its principal auditor, McNair, McLemore, Middlebrooks & Co., LLP, to provide services in the following categories and amounts:

	2003	2004
Audit Fees	$177,268	$277,343

Audit Related Fees Federal Home Loan Bank Collateral Audits Premises and equipment and depreciation analysis Review of quarterly financial statements in 10Q’s Special audit and accounting investigations Internal and operational audits Research related to accounting and auditing issues	62,020	63,899

Tax fees Preparation of federal and state consolidated returns Tax planning related to tax credits and other tax reduction strategies	22,078	31,306

All other Fees	100,344	95,849

Assistance with and preparation of property tax and gross receipts returns

Due diligence and acquisition services

Annual returns for profit-sharing returns

Assistance with preparation and filing of Forms 10Q and 10K

Regulatory reporting and regulatory issues

Capital issues including trust preferred securities

Preparation of property tax returns, occupation and gross receipts returns

Total	$361,710	$468,397

All non-audit services are pre-approved by the Audit Committee.

CHANGES IN AND DISAGREEMENT WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There has been no Form 8-K filed within 24 months prior to the date of the most recent financial statements reporting a change of accountants or reporting disagreements on any matter of accounting principle, practice, financial statement disclosure or auditing scope or procedure.

SHAREHOLDER PROPOSALS FOR 2005 ANNUAL MEETING

We must receive shareholder proposals intended for presentment at our 2006 Annual Meeting of Shareholders by no later than November 27, 2005 in order to be included in our proxy statement and related proxy materials for that meeting. Any notice of a shareholder proposal not received by us on or before February 10, 2006 will not be considered timely and will not be submitted to shareholders at the 2006 Annual Meeting.

SHAREHOLDER COMMUNICATIONS TO THE BOARD OF DIRECTORS

Our Board of Directors directs all communications received by management from security holders of SBKC to be sent to the Chairman of the Audit Committee. The Chairman is then responsible to exercise his or her discretion whether to present the communications to the Board of Directors. Each Board member who receives communications directly from security holders exercises his or her own discretion on whether to present the communications to the Board of Directors.

The Company does not have a formal policy on director attendance at the Company’s annual meeting; however all directors are encouraged to attend. Approximately 94% of the Board of Directors attended last year’s annual meeting.

OTHER MATTERS WHICH MAY COME BEFORE THE ANNUAL MEETING

Our Board of Directors knows of no matters other than those referred to in the accompanying Notice of the Annual Meeting of Shareholders that may properly come before the Annual Meeting. However, if any other matter should be properly presented for consideration and voting at the Annual Meeting or any adjournments thereof, it is the intention of the persons named as proxies on the enclosed form of proxy card to vote the shares represented by all valid proxy cards in accordance with their judgment of what is in the best interest of SBKC.

ANNUAL REPORT

A copy of our 2004 Annual Report on Form 10-K, which contains audited financial statements and footnote disclosures as filed with the Securities and Exchange Commission, is being mailed to each shareholder of record together with these proxy materials. The 2004 Annual Report is not a part of our soliciting materials.

ANY STOCKHOLDER WHO HAS NOT RECEIVED A COPY OF OUR MOST RECENT ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION SHALL BE FURNISHED A COPY WITHOUT CHARGE UPON WRITTEN REQUEST. PLEASE DIRECT YOUR WRITTEN REQUEST TO: JAMES R. McLEMORE, SECURITY BANK CORPORATION, P. O. BOX 4748, MACON, GEORGIA 31208.

☒ PLEASE MARK VOTES AS IN THIS EXAMPLE

REVOCABLE PROXY

SECURITY BANK CORPORATION

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE 2005 ANNUAL MEETING OF SHAREHOLDERS		PROPOSAL: VOTE ALL PROPOSALS AS A GROUP	FOR ☐	Against ☐	Abstain ☐

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders and Proxy Statement and does hereby appoint Benjamin W. Griffith, III, Robert T. Mullis and Larry C. Walker, and each of them with full powers of substitution, as proxies of the undersigned, to represent the undersigned and to vote all shares of SECURITY BANK CORPORATION (“SBKC”) common stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of SBKC, to be held at Idle Hour Country Club, 251 Idle Hour Drive, Macon, Georgia at 6:00 p.m. on Thursday, April 28, 2005, and at any adjournment thereof.

		PROPOSAL I: NOMINEES: Edward M. Beckham, II, Alford C. Bridges, Thad G. Childs, Jr., John W. Ramsey, Robert M. Stalnaker, Richard W. White, Jr.	For ☐	With- hold ☐	For All Except ☐

This Proxy, when properly executed, duly returned and not revoked, will be voted in accordance with the directions given by the undersigned shareholder. If no direction is made, it will be voted in favor of the Proposals listed on this Proxy.		INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

In their discretion, the Proxies are authorized to vote on such other business as may properly come before the Meeting or any adjournments. This Proxy may be revoked at any time prior to voting hereto.

PROPOSAL II:

APPROVE THE AMENDMENT TO THE ARTICLES OF INCORPORATION OF SECURITY BANK CORPORATION TO INCREASE THE AUTHORIZED NUMBER OF COMMON SHARES FROM TEN MILLION SHARES TO TWENTY-FIVE MILLION SHARES

			For ☐	Against ☐	Abstain ☐

Please be sure to sign and date this Proxy in the box below	Date
Stockholder sign above	Co-holder (if any) sign above

ñ Detach above card, sign, date and mail in postage paid envelope provided. ñ

SECURITY BANK CORPORATION

Note: Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the signatory is a corporation, sign the full corporate name by a duly authorized officer.

PLEASE PROMPTLY COMPLETE, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

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